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                                                                      EXHIBIT 15



The Allstate Corporation
2775 Sanders Road
Northbrook, IL 60062-6127

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of The Allstate Corporation and subsidiaries for the periods ended March 31, 2000 and 1999 and June 30, 2000 and 1999, as indicated in our reports dated May 11, 2000 and August 7, 2000, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
-----------------------------
Deloitte & Touche LLP

Chicago, Illinois
October 31, 2000




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